Exhibit 99.1

Chembio Diagnostics Announces Preliminary Second Quarter 2016 Results

MEDFORD, N.Y. – July 25, 2016 – Chembio Diagnostics, Inc. (NASDAQ: CEMI) (the "Company") today announced preliminary financial results for the second quarter of 2016.  The following amounts discussed are unaudited and preliminary and are subject to the Company’s management and independent auditor completing their customary closing and review procedures following the quarter, among other factors. For the three months ended June 30, 2016, the Company expects to report total revenue in the range of $3.20 to $3.30 million, and an operating loss in the range of $2.30 to $2.50 million.  In addition, for the three months ended June 30, 2016, the Company plans to charge a $6.0 million valuation allowance on its deferred tax asset, as the Company believes that it is more likely than not that the deferred tax asset will not be realized in the foreseeable future based on information available at this time.  This conclusion was reached primarily because of longer than expected delays in regulatory approvals for our Zika assays, which was not known at the time of determining the amount of the deferred tax asset as of December 31, 2015, and has resulted in uncertainties related to future taxable income, in terms of both its timing and its sufficiency in order to maintain the deferred tax asset. Including this non-cash expense for the valuation allowance, the Company estimates that its net loss for the three months ended June 30, 2016 will be in the range $8.30 million to $8.50 million.

The total revenue decrease in the three months ended June 30, 2016 compared to the same period in 2015 was primarily due to decreased sales in the U.S. to the Company’s former U.S. distributor as well as decreased sales of the Company’s HIV DPP® products in Brazil.

Operating expenses for the three months ended June 30, 2016 are expected to be similar to the same period in 2015.

The Company also estimates that its cash balance at June 30, 2016 will be approximately $1.44 million and that deferred revenue will be approximately $819,000.

The Company continues to transition its U.S. business from a distributor model to a direct sales model, supported by our distribution channels, and currently believes second half 2016 total revenue will be between $8.0 million and $10.0 million.

Since announcing its initial Zika development program in February 2016, the Company has made significant progress toward the commercialization of the DPP® Zika IgM/IgG Assay as well as development of the DPP® Zika/Chikungunya/Dengue IgM/IgG Combo Assay, including the following:

•	Developed the DPP® Zika IgM/IgG Assay in Chembio's Research & Development facilities.
•	Conducted tests of DPP® Zika IgM/IgG Assay with over 1,000 clinical samples from Brazil, Colombia, Dominican Republic, El Salvador, Malaysia, Mexico and the United States, including blood samples from approximately 600 pregnant women from the U.S. and Mexico.
•	Submitted applications for approval of DPP® Zika IgM/IgG Assay and DPP® Micro Reader with 5 different global regulatory bodies: the U.S. Food and Drug Administration, under Emergency Use Authorization (EUA), the Brazilian regulatory agency, Agência Nacional de Vigilância Sanitária (ANVISA), the World Health Organization, under Emergency Use Authorization, the Mexican regulatory agency, Cofepris, and CE mark.
•	Continued third-party discussions for funding to accelerate further development and commercialization opportunities for DPP® Zika IgM/IgG Assay and related DPP® assays.
•	Initiated development of the DPP® Zika/Chikungunya/Dengue IgM/IgG Combo Assay.

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About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets its DPP® HIV 1/2 Assay and HIV 1/2 STAT-PAK® Assay in the U.S. and internationally. The Company's SURE CHECK® HIV 1/2 Assay is marketed exclusively in the U.S. as Clearview® Complete by a single entity. Outside the U.S., Chembio markets its SURE CHECK® HIV 1/2 Assay primarily through distributors.

Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems, Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's preliminary prospectus supplement, the accompanying base prospectus and most recent public filings with the U.S. Securities and Exchange Commission.

Contacts: Chembio Diagnostics Susan Norcott (631) 924-1135, ext. 125 snorcott@chembio.com Vida Strategic Partners (investor relations) Stephanie C. Diaz (415) 675-7401 sdiaz@vidasp.com

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